Exhibit 99

VF Reports Third Quarter 2013 Results, Increases Dividend by 21 Percent and Announces Four-for-One Stock Split

  Revenues up 5 percent to $3.3 billion: Outdoor & Action Sports up 6 percent, International up 7 percent and Direct-to-Consumer up 14 percent.
  Gross margin improved by 90 basis points to 47.6 percent.
  Adjusted EPS up 11 percent to $3.91 (up 14 percent to $3.89 on a GAAP basis).
  Quarterly dividend increased by 21 percent to $1.05 per share.
  Four-for-one stock split announced.
  Full-year adjusted earnings guidance unchanged after incremental investments of $0.25 per share to drive future growth.

GREENSBORO, N.C.--(BUSINESS WIRE)--October 21, 2013--VF Corporation (NYSE:VFC) today reported financial results for its third quarter ended Sept. 28, 2013. All per share amounts are presented on a diluted basis. “Adjusted” amounts refer to non-GAAP measures as described in the “Adjusted Amounts” paragraph at the end of this news release.

“VF is at its best when we empower our brands to deliver innovative products, connect with consumers, and operate with efficiency and discipline,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “Our third quarter results validate our growth strategy and our ability to deliver strong results in a challenging economic environment.”

“Our solid year-to-date results allow us to make significant, incremental brand investments while still delivering on our long-term earnings growth target,” continued Wiseman. “The announced 21 percent increase in our dividend and stock split demonstrate the confidence we have in our ability to consistently generate strong returns for VF shareholders.”

Third Quarter 2013 Review

Revenues rose 5 percent to $3.3 billion, compared with the same period of 2012, led by Outdoor & Action Sports, Jeanswear, and our International and Direct-to-Consumer businesses. Changes in foreign currency exchange rates positively impacted total reported revenue growth by approximately one percentage point during the quarter.

Gross margin improved 90 basis points to 47.6 percent, compared with 46.7 percent in the same period of 2012. With improvements in nearly every coalition, the higher gross margin reflects the continuing shift in our revenue mix toward higher margin businesses and moderately lower year-over-year product costs.

SG&A as a percent of revenues rose 40 basis points to 30 percent in the third quarter. This increase includes an 80 basis point impact from higher marketing investments to support our largest and fastest growing businesses.

Operating income on an adjusted basis grew 6 percent to $582 million in the third quarter, compared with $551 million in the same period of 2012. On a GAAP basis, third quarter operating income increased 8 percent to $580 million, compared with $537 million in last year’s same period. Adjusted operating margin was 17.7 percent, compared with 17.5 percent in the third quarter of 2012. On a GAAP basis, operating margin rose to 17.6 percent from 17.1 percent in last year’s period.

Net income on an adjusted basis grew 11 percent to $436 million in the third quarter, compared with $393 million in the same period of 2012. Adjusted earnings per share – which excludes items related to the acquisition of The Timberland Company (“Timberland”) of $0.02 per share in the third quarter – increased 11 percent to $3.91 per share from $3.52 per share during the same period last year. Last year’s third quarter adjusted earnings per share of $3.52 excluded $0.10 per share in Timberland acquisition-related expenses. On a GAAP basis, third quarter net income was up 14 percent to $434 million or $3.89 per share.

Coalition Review

Revenues for Outdoor & Action Sports increased 6 percent in the quarter to $2 billion with balanced growth across the U.S. and international markets as well as its wholesale and direct-to-consumer channels. The revenue impact of shipments that moved from September into October due to a retailer calendar shift that was discussed during the company’s second quarter earnings call negatively impacted third quarter coalition revenue growth by about 2 percentage points.

Consistent with expectations, revenues for The North Face® brand rose 3 percent globally. Third quarter results were driven by more than 25 percent growth in Direct-to-Consumer sales and flat revenues in the brand’s wholesale business due to the retailer calendar shift and later-in-the-year shipments resulting from retailer caution. When normalized for the retailer calendar shift, The North Face® brand’s global revenues would have been up at a high single-digit rate. By region, The North Face® brand’s revenues were up at a low single-digit percentage rate in the Americas (impacted by the calendar shift) and a low double-digit percentage rate in Asia Pacific, offset by a low single-digit percentage rate decrease in Europe.

The Vans® brand continued its strong performance on all fronts: wholesale, direct-to-consumer and in all regions of the world. Third quarter Vans® brand global revenues were up 16 percent driven by a low-teen percentage growth rate in the Americas, with 25 percent growth in Europe and a high single-digit growth rate in its Asia Pacific business. Globally, the Vans® brand posted strong mid-teen percentage revenue increases in both its wholesale and direct-to-consumer channels.

Third quarter revenues for the Timberland® brand were up 2 percent. In the Americas region, revenues increased at a mid single-digit percentage rate driven by balanced direct-to-consumer and wholesale growth rates. In Asia Pacific, third quarter revenues increased at a low single-digit percentage rate, up at a high single-digit rate on a constant-dollar basis. And, consistent with expectations, conditions in Europe remain challenging with Timberland® brand revenues up modestly, down at a mid single-digit percentage rate on a constant currency basis. Globally, the Timberland® brand’s growth was balanced between its direct-to-consumer and wholesale businesses.

Third quarter operating income for Outdoor & Action Sports rose 2 percent to $421 million and operating margin decreased 90 basis points to 21.4 percent, compared with 22.3 percent in the 2012 period. This result was negatively impacted by the retailer shift in revenues from the third to fourth quarter and incremental marketing investments to position the coalition’s three largest brands – The North Face®, Vans® and Timberland® – for greater growth in 2014.

Jeanswear third quarter revenues were up 4 percent to $747 million, driven by a mid single-digit percent increase in the Americas region, which included a high single-digit increase in its Mass business. European revenues were up at a low double-digit rate and in the Asia Pacific region, revenues declined at a high single-digit rate as the Lee® brand continues to work through an industry-wide build-up in inventories in China that began during the latter part of 2012.

Global revenues for the Wrangler® brand were up 8 percent driven by strength in the Americas region, with strong results in its Mass channel and continued strength in its Western specialty and Latin American businesses. Wrangler® brand revenues in Europe were up 10 percent on a constant dollar basis. Third quarter revenues for the Lee® brand were up 3 percent globally driven by a mid single-digit percentage increase in the Americas region reflecting balanced results across all channels. Third quarter revenues for the Lee® brand in Europe were up at a high single-digit rate with particular strength in Northern Europe, and as previously noted, the Lee® brand’s sales in Asia Pacific were lower.

Strong international performance along with moderating product costs led to a 20 percent increase in Jeanswear operating income to $158 million. Operating margin reached 21.2 percent in the quarter with improvements in the Wrangler® and Lee® brands across every region of the world including a significant contribution from the very strong performance in Europe.

Imagewear revenues were flat in the third quarter at $284 million. Despite the absence of growth, operating income for the coalition was up 9 percent to $41 million with a 110 basis point improvement in operating margin to 14.3 percent, reflecting gross margin expansion. Imagewear revenues are expected to increase at a low double-digit rate in the fourth quarter.

In line with expectations, Sportswear revenues grew 1 percent to $155 million in the quarter, driven by more than 25 percent growth in direct-to-consumer sales offset by a mid-teen rate decline in its wholesale business. The retailer calendar shift also affected Sportswear’s wholesale results. When normalized for this shift, global revenues in the third quarter for the coalition would have been up at a high single-digit rate. Nautica® brand revenues were down at a mid single-digit rate due to the calendar shift. The Kipling® brand’s U.S. business achieved a 39 percent increase in revenues over the same period last year. Globally, the Kipling® brand grew 22 percent. The coalition posted strong gross margin expansion and a significant improvement in profitability with a 30 percent increase in operating income to $24 million, representing a 350 basis point improvement in operating margin to 15.5 percent.

In a challenging business environment, third quarter revenues for the Contemporary Brands coalition were up 1 percent to $105 million. Better revenue comparisons are expected in the fourth quarter. Contemporary Brands’ operating income fell 30 percent to $9 million in the third quarter. Operating margin fell 390 basis points to 9.0 percent.

International Review

International revenues in the third quarter increased 7 percent, up 4 percent on a constant currency basis. Americas (non-U.S.) revenues increased 13 percent (up 17 in percent constant currency) with strong performances from the Vans®, JanSport® and Reef® brands. Revenues in Europe rose 7 percent (up 2 percent in constant currency) with positive results by the Vans®, Wrangler®, 7 For All Mankind®, Eastpak®, Lee®, Kipling®, Napapijri®, and SmartWool® brands. In Asia Pacific, revenues were up 2 percent (up 3 percent in constant currency) driven by 10 percent growth in China which included strong results by the Vans®, The North Face®, and Timberland® brands offset by continued weakness from the Lee® brand as previously discussed. The North Face® and Vans® brands saw strong increases in international Direct-to-Consumer revenue in the quarter, up 19 percent and 44 percent, respectively. International revenues were 40 percent of total VF revenues in the third quarter; consistent with the level reached in the same period of 2012.

Direct-to-Consumer Review

Direct-to-Consumer revenues increased 14 percent in the third quarter including a 28 percent increase in The North Face® brand, an 18 percent increase in the Vans® brand, a 16 percent increase in the Nautica® brand and a 50 percent increase in the Kipling® brand. A total of 55 stores were opened across our brands in the quarter bringing the total number of owned retail stores to 1,202. Direct-to-Consumer revenues reached 19 percent of total revenues in the third quarter compared with 18 percent in the 2012 period.

Balance Sheet Review

Inventories were flat compared with Sept. 2012 levels despite higher revenues reflecting VF’s continued focus on operational excellence. Additionally, the company paid off $400 million in debt associated with the Timberland acquisition. For the full year, VF’s cash generation from operations is expected to exceed $1.4 billion.

2013 Guidance

Revenues are still expected to approximate $11.5 billion in 2013. Full-year gross margin is now expected to approach 48 percent, up approximately 150 basis points over 2012’s results. As predicted during our second quarter call, VF’s very strong earnings performance is allowing us to make significant, incremental marketing investments to support long-term growth for our top brands. These incremental investments total $40 million, or about $0.25 in earnings per share, with $10 million recognized in the third quarter and $30 million expected to be recognized in the fourth quarter. Even with these incremental investments, full year adjusted earnings per share guidance remains at $10.85 (or $10.78 on a GAAP basis), which represents a 13 percent increase (or 11 percent increase on a GAAP basis) over 2012’s results and is directly in line with the company’s stated long-term financial objectives.

Adjusted Amounts

This release refers to adjusted amounts that exclude restructuring and other items related to the acquisition of The Timberland Company, which approximated $3 million ($0.02 per share) in the third quarter of 2013, compared with $14 million ($0.10 per share) in the third quarter of 2012. Adjusted amounts for the full year 2013 exclude Timberland acquisition-related expenses of $10 million ($0.07 per share), compared with $31 million ($0.25 per share) for the full year 2012. Reconciliations of certain GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Four-for-One Stock Split and Increase in Dividend Approved

In a separate news release issued today, VF Corporation announced that its Board of Directors approved a four-for-one split of the company’s shares of common stock to be payable in the form of a stock dividend. Shareholders of record as of the close of business on Dec. 10, 2013 will receive three additional shares of common stock for each share of common stock they own, payable on Dec. 20, 2013. The New York Stock Exchange is expected to begin reporting the adjusted number of shares outstanding and adjusted per-share stock price on Dec. 23, 2013.

Additionally, on a pre-split basis, VF’s Board of Directors declared a quarterly dividend of $1.05 per share, reflecting an $0.18 or 21 percent increase over the previous quarter’s dividend. This marks VF’s 41st consecutive year of higher dividend payments to shareholders. This dividend will be payable on Dec. 20, 2013 to shareholders of record at the close of business on Dec. 10, 2013. For more information, please visit the investor relations page at www.vfc.com.

Webcast Information

VF will hold its third quarter conference call and webcast today at 8:30 a.m. Eastern Time. Interested parties should call 888-811-5445 (domestic) or 913-643-4201 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from Oct. 21 through Oct. 28, 2013, via telephone at 877-870-5176 (access code: 1673907) or at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel and footwear with more than 30 brands. The company’s five largest brands are The North Face®, Vans®, Wrangler®, Timberland®, and Lee®. Other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Nautica®, Red Kap®, Reef®, Riders®, Splendid®, and SmartWool®. For more information, please visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “could,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer confidence and overall level of consumer demand for apparel; fluctuations in the price, availability and quality of raw materials and contracted products; disruption to VF’s distribution system; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF’s response to changing fashion trends; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions, including the Timberland acquisition; VF's ability to maintain the strength and security of its information technology systems; adverse unseasonable weather conditions; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

(Financial Tables Follow)

VF CORPORATION Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended September		Nine Months Ended September
	2013	2012	2013	2012

Net sales	$3,266,681	$3,119,614	$8,043,638	$7,762,660
Royalty income	30,588	28,740	85,911	83,935

Total revenues	3,297,269	3,148,354	8,129,549	7,846,595

Costs and operating expenses
Cost of goods sold	1,728,144	1,678,090	4,226,779	4,222,368
Selling, general and administrative expenses	989,422	933,372	2,764,005	2,609,248
	2,717,566	2,611,462	6,990,784	6,831,616

Operating income	579,703	536,892	1,138,765	1,014,979

Interest income	1,259	632	2,564	2,858
Interest expense	(21,246)	(23,841)	(63,788)	(70,779)
Other income (expense), net	(1,250)	1,569	(1,723)	44,872

Income before income taxes	558,466	515,252	1,075,818	991,930

Income taxes	124,705	133,934	233,366	239,960

Net income	433,761	381,318	842,452	751,970

Net (income) loss attributable to noncontrolling interests	-	-	-	(139)

Net income attributable to VF Corporation	$433,761	$381,318	$842,452	$751,831

Earnings per common share attributable to VF Corporation common stockholders
Basic	$3.96	$3.48	$7.68	$6.85
Diluted	3.89	3.42	7.55	6.72

Weighted average shares outstanding
Basic	109,545	109,557	109,629	109,800
Diluted	111,405	111,488	111,620	111,849

Cash dividends per common share	$0.87	$0.72	$2.61	$2.16

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2013, December 2012 and September 2012 relate to the 13 week, 52 week and 13 week fiscal periods ended September 28, 2013, December 29, 2012 and September 29, 2012, respectively.

VF CORPORATION Consolidated Balance Sheets (Unaudited) (In thousands, except share amounts)

	September	December	September
	2013	2012	2012

ASSETS
Current assets
Cash and equivalents	$315,661	$597,461	$304,603
Accounts receivable, net	1,663,118	1,222,345	1,612,579
Inventories	1,752,284	1,354,158	1,758,686
Other current assets	362,841	275,619	322,932
Total current assets	4,093,904	3,449,583	3,998,800

Property, plant and equipment	904,809	828,218	775,476
Intangible assets	2,939,371	2,917,058	2,922,233
Goodwill	2,014,717	2,009,757	2,003,855
Other assets	499,260	428,405	431,368
Total assets	$10,452,061	$9,633,021	$10,131,732

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$468,310	$12,559	$741,008
Current portion of long-term debt	2,987	402,873	402,838
Accounts payable	659,135	562,638	535,367
Accrued liabilities	924,228	754,142	756,629
Total current liabilities	2,054,660	1,732,212	2,435,842

Long-term debt	1,427,138	1,429,166	1,429,824
Other liabilities	1,341,386	1,346,018	1,339,282
Commitments and contingencies
Stockholders' equity
Preferred Stock, par value $1	-	-	-
Common Stock, stated value $1	109,805	110,205	109,937
Additional paid-in capital	2,702,110	2,527,868	2,497,795
Accumulated other comprehensive income (loss)	(365,970)	(453,895)	(386,853)
Retained earnings	3,182,932	2,941,447	2,705,905
Total stockholders' equity	5,628,877	5,125,625	4,926,784
Total liabilities and stockholders' equity	$10,452,061	$9,633,021	$10,131,732

VF CORPORATION Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Nine Months Ended September
	2013	2012

Operating activities
Net income	$842,452	$751,970
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation	112,989	104,628
Amortization of intangible assets	34,450	36,130
Other amortization	33,670	26,025
Stock-based compensation	70,258	73,149
Provision for doubtful accounts	14,747	15,521
Pension expense in excess of (less than) contributions	(45,669)	57,674
Gain on sale of business	-	(42,000)
Other, net	65,740	188
Changes in operating assets and liabilities, net of
sale of business:
Accounts receivable	(455,712)	(502,501)
Inventories	(399,396)	(317,761)
Other current assets	(44,488)	(23,854)
Accounts payable	96,246	(100,101)
Accrued compensation	9,816	(20,153)
Accrued income taxes	(61,003)	(17,095)
Accrued liabilities	133,646	42,078
Other assets and liabilities	10,330	18,707
Cash provided by operating activities	418,076	102,605

Investing activities
Capital expenditures	(203,469)	(190,277)
Business acquisitions, net of cash acquired	-	(1,750)
Proceeds from sale of business	-	68,519
Software purchases	(41,923)	(12,509)
Other, net	(9,896)	(3,429)
Cash used by investing activities	(255,288)	(139,446)

Financing activities
Net increase in short-term borrowings	457,856	459,173
Payments on long-term debt	(402,141)	(2,079)
Purchase of Common Stock	(283,433)	(306,422)
Cash dividends paid	(286,790)	(237,520)
Proceeds from issuance of Common Stock, net	30,902	45,668
Tax benefits of stock option exercises	41,946	39,455
Cash used by financing activities	(441,660)	(1,725)

Effect of foreign currency rate changes on cash and equivalents	(2,928)	1,941

Net change in cash and equivalents	(281,800)	(36,625)

Cash and equivalents - beginning of year	597,461	341,228

Cash and equivalents - end of period	$315,661	$304,603

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended September		Nine Months Ended September
	2013	2012	2013	2012

Coalition revenues
Outdoor & Action Sports	$1,971,963	$1,852,267	$4,459,845	$4,156,208
Jeanswear	747,241	718,812	2,076,919	2,054,529
Imagewear	284,480	284,526	779,064	813,540
Sportswear	155,208	154,190	416,919	394,593
Contemporary Brands	104,998	104,165	307,339	339,016
Other	33,379	34,394	89,463	88,709

Total coalition revenues	$3,297,269	$3,148,354	$8,129,549	$7,846,595

Coalition profit
Outdoor & Action Sports	$421,177	$413,012	$748,137	$697,181
Jeanswear	158,334	131,447	410,551	335,566
Imagewear	40,698	37,463	107,343	110,753
Sportswear	23,987	18,499	52,481	40,711
Contemporary Brands	9,456	13,436	29,910	40,286
Other	(47)	1,377	(2,195)	133

Total coalition profit	653,605	615,234	1,346,227	1,224,630

Corporate and other expenses	(75,152)	(76,773)	(209,185)	(164,779)
Interest, net	(19,987)	(23,209)	(61,224)	(67,921)

Income before income taxes	$558,466	$515,252	$1,075,818	$991,930

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended September 2013
		Exclude
	As Reported	Impact of Foreign	Constant
	under GAAP	Currency Exchange	Currency

Coalition revenues
Outdoor & Action Sports	$1,971,963	$31,963	$1,940,000
Jeanswear	747,241	(695)	747,936
Imagewear	284,480	(571)	285,051
Sportswear	155,208	-	155,208
Contemporary Brands	104,998	1,341	103,657
Other	33,379	-	33,379

Total coalition revenues	$3,297,269	$32,038	$3,265,231

Coalition profit
Outdoor & Action Sports	$421,177	$9,890	$411,287
Jeanswear	158,334	1,376	156,958
Imagewear	40,698	(4)	40,702
Sportswear	23,987	-	23,987
Contemporary Brands	9,456	213	9,243
Other	(47)	-	(47)

Total coalition profit	653,605	11,475	642,130

Corporate and other expenses	(75,152)	-	(75,152)
Interest, net	(19,987)	-	(19,987)

Income before income taxes	$558,466	$11,475	$546,991

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Nine Months Ended September 2013
		Exclude
	As Reported	Impact of Foreign	Constant
	under GAAP	Currency Exchange	Currency

Coalition revenues
Outdoor & Action Sports	$4,459,845	$36,443	$4,423,402
Jeanswear	2,076,919	(3,481)	2,080,400
Imagewear	779,064	(1,333)	780,397
Sportswear	416,919	-	416,919
Contemporary Brands	307,339	1,915	305,424
Other	89,463	-	89,463

Total coalition revenues	$8,129,549	$33,544	$8,096,005

Coalition profit
Outdoor & Action Sports	$748,137	$12,539	$735,598
Jeanswear	410,551	1,850	408,701
Imagewear	107,343	44	107,299
Sportswear	52,481	-	52,481
Contemporary Brands	29,910	328	29,582
Other	(2,195)	-	(2,195)

Total coalition profit	1,346,227	14,761	1,331,466

Corporate and other expenses	(209,185)	-	(209,185)
Interest, net	(61,224)	-	(61,224)

Income before income taxes	$1,075,818	$14,761	$1,061,057

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands)

	Three Months		Three Months
	Ended	Operating	Ended	Operating
	September 2013	Margin	September 2012	Margin

Operating income, as reported under GAAP	$579,703	17.6%	$536,892	17.1%
Timberland acquisition-related expenses	2,759		14,358

Operating income, as adjusted	$582,462	17.7%	$551,250	17.5%

Net income attributable to VF Corporation,
as reported under GAAP	$433,761		$381,318
Timberland acquisition-related expenses	2,205		11,324

Net income attributable to VF Corporation,
as adjusted	$435,966		$392,642

Diluted earnings per share, as reported
under GAAP	$3.89		$3.42
Timberland acquisition-related expenses	0.02		0.10

Diluted earnings per share, as adjusted	$3.91		$3.52

Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of The Timberland Company. These adjusted presentations are non-GAAP measures.
Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to,
VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands)

	Nine Months		Nine Months
	Ended	Operating	Ended	Operating
	September 2013	Margin	September 2012	Margin

Operating income, as reported under GAAP	$1,138,765	14.0%	$1,014,979	12.9%
Timberland acquisition-related expenses	10,037		23,954

Operating income, as adjusted	$1,148,802	14.1%	$1,038,933	13.2%

Net income attributable to VF Corporation,
as reported under GAAP	$842,452		$751,831
Timberland acquisition-related expenses	8,256		18,049
Gain on sale of John Varvatos Enterprises, Inc.	-		(35,975)

Net income attributable to VF Corporation,
as adjusted	$850,708		$733,905

				Guidance
	Nine Months		Nine Months	Year
	Ended		Ended	Ended
	September 2013		September 2012	December 2013
Diluted earnings per share, as reported
under GAAP	$7.55		$6.72	$10.78
Timberland acquisition-related expenses	0.07		0.16	0.07
Gain on sale of John Varvatos Enterprises, Inc.	-		(0.32)	-

Diluted earnings per share, as adjusted	$7.62		$6.56	$10.85

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which excludes the impact of costs related to the acquisition of The Timberland Company and the gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Corporation:
Lance Allega, 336-424-6082
Director, Investor Relations
or
Carole Crosslin, 336-424-7836
Director, Corporate Communications